UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Lions Gate Entertainment Corp.

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FOR IMMEDIATE RELEASE

LIONSGATE URGES SHAREHOLDERS TO PROTECT THEIR INVESTMENT

Sends Letter Recommending Shareholders Vote FOR the Board’s Nominees
on the WHITE Proxy Card Today

SANTA MONICA, Calif. and VANCOUVER, B.C. Nov. 29, 2010 — Lionsgate (NYSE: LGF) today mailed the following letter to its shareholders regarding the Company’s 2010 Annual General Meeting of Shareholders, scheduled for December 14, 2010. Lionsgate shareholders of record as of 5:00 p.m. (Eastern Standard Time) on November 12, 2010 will be entitled to vote at the Meeting.

The Lionsgate Board strongly recommends that all Lionsgate shareholders vote FOR Lionsgate’s director nominees on the WHITE proxy card and discard any proxy materials you may receive from the Icahn Group.

November 29, 2010

Dear Fellow Lionsgate Shareholder:

As Lionsgate’s 2010 Annual General Meeting of Shareholders approaches, your Board of Directors urges you to vote the WHITE proxy card to elect the Company’s highly qualified and experienced nominees.  Your Board and management team strongly believe that Lionsgate’s results over the past year underscore the success of its strategy to deliver value to shareholders by achieving strong and consistent growth from Lionsgate’s diversified portfolio of businesses.

On the other hand, the Icahn Group has not articulated a vision, much less a strategy, for Lionsgate regarding how it would improve on these results and its nominees provide no further clarity on the critical issue of leading Lionsgate into the future.  Instead, the Icahn Group’s self-serving agenda stands to take away from the value of your investment.

Your Board and management team are confident that its strategy has Lionsgate on track to continue to build its momentum and to deliver value to shareholders.  Now is certainly not the time to make a change.

To protect and to realize the value of your Lionsgate investment, your Board urges you to please vote FOR the Lionsgate director nominees on the WHITE proxy card.

THE LIONSGATE BOARD IS COMMITTED TO DELIVERING VALUE

TO ALL LIONSGATE SHAREHOLDERS

Over the past ten years, the current Board and management team have developed and executed on a disciplined plan to create a diversified media business that is creating long term value for Lionsgate shareholders. As a result of this plan, Lionsgate today has a world-class media platform that leverages content creation, production and distribution across diverse channels.

Due to the Board’s and management team’s leadership:

•         Over the past ten years, Lionsgate stock has appreciated by 341%, while, over the same timeframe, the S&P 500 declined 10% and the S&P 500 Media Index declined 33%.1

•         Over the past 12 months, Lionsgate stock has appreciated by 49%, while, over the same timeframe, the S&P 500 appreciated 9% and the S&P 500 Media Index appreciated 26%.2

We believe that the appreciation of Lionsgate stock and the tremendous potential for continued value creation under your Board and management team are the primary reasons why shareholders have overwhelmingly rejected the Icahn Group's tender offer.

Furthermore:

•         Lionsgate achieved record EBITDA and revenues in fiscal 2010.

•         Revenues grew from $183 million in fiscal 2000 to an approximate $1.6 billion in fiscal 2010, and continue to grow in fiscal 2011 with first half revenues of approximately $783 million.

•         Lionsgate’s television business grew from annual revenues of $8 million in fiscal 1999 to approximately $351 million in fiscal 2010 and $168.5 million in the first half of fiscal 2011.

The Lionsgate Board and management team are focused on leading Lionsgate and continuing to execute on its growth strategy for the benefit of all Lionsgate shareholders.

A YEAR OF RECORDS ACROSS LIONSGATE’S MEDIA PLATFORMS DEMONSTRATES OUR GROWTH STRATEGY IS WORKING

Fiscal 2010 was a year of record revenues, major box office achievements, seven Emmy® Awards, three Academy Awards®, new partnerships and growth.

•         We achieved an unprecedented year at the box office: Our feature film slate generated more than half a billion dollars at the North American box office during the 2010 calendar year –  a company record. Today, our content is more diverse than ever and appeals to broad and different demographics.

•         We expanded a thriving television business: Lionsgate operates one of the most efficient television businesses in the industry with one of the highest ratios of series placed on the air relative to shows in development.  In fiscal 2010, Mad Men won its second straight Emmy® for Best Drama Series, Weeds continued to achieve record ratings as it enters its seventh season, and Nurse Jackie, starring Emmy® Award-winning actress Edie Falco, is poised to continue our tradition of provocative, acclaimed and successful cable programming. In addition, Debmar-Mercury, a successful acquisition we made in 2006, continued its profitable television distribution and syndication leadership and is now adding a second line of business with two new talk shows poised to join The Wendy Williams Show, which has been renewed by Fox through 2012.

1 From November 30, 2000 – November 26, 2010. Source: Factset.

2 From November 30, 2009 – November 26, 2010. Source: Factset.

•         We demonstrated continued leadership in positioning our home entertainment business at the forefront of new digital platforms: The vast Lionsgate filmed entertainment library continued to benefit from being replenished by hit movies and television titles each year that serve as drivers for the rest of our product, as it achieved its fourth straight year of record revenue and continued its growth in cash flow generation.

•         We extended our premium brands to reach new audiences: As a result of our investments in new businesses over the past four years, including TV Guide Network, Epix, Tiger Gate and FEARnet, we continued to expand the audience for our premium brands and properties.  In particular, Epix has achieved profitability in its first year since launch and has set in place 7 major carriage deals to date, including a transformative agreement with Netflix earlier this year.

•         We maintained industry low overhead: Our growth was achieved while reducing our overhead to one of the lowest levels in the media sector and overhead has declined further this year.

LIONSGATE CONTINUES ITS MOMENTUM IN 2011

Lionsgate’s momentum is evident throughout all of the Company’s businesses and we continue to build on this momentum in fiscal 2011 by:

•         Creating exciting new brands and franchises in our film business;

•         Preparing three new pilots to enter our television programming pipeline later this year;

•         Reaching consumers with a mix of traditional and new media platforms focused on today’s digital marketplace; and

•         Continuing to build a channel business that delivers branded content to large niche audiences that we know well and can target cost-effectively.

We believe that this momentum demonstrates that our strategic operating plan is working and will deliver exceptional value to all of our shareholders.

LIONSGATE’S HIGHLY QUALIFIED NOMINEES ARE THE RIGHT CHOICE TO CONTINUE BUILDING VALUE FOR ALL LIONSGATE SHAREHOLDERS

As demonstrated by their recent track record, the Lionsgate Board nominees have the relevant expertise and experience to continue to enhance value for Lionsgate shareholders.  In accordance with good corporate governance, ten of our 12 nominees are independent, they all have extensive knowledge of Lionsgate’s business and each are committed to continuing Lionsgate’s success.

In addition to the 11 highly qualified current directors, the Lionsgate Board nominees include Frank Giustra, who would join the Board as an independent Canadian director.  Mr. Giustra is a widely respected business leader who possesses strong relationships within the investment community, as well as relevant industry knowledge. As the founder of Lionsgate and its Chairman from 1997 to 2003, Mr. Giustra’s prior experience in the entertainment industry provides the qualifications, skills, perspective and extensive experience that will enhance the existing strengths of the Board.

THE ICAHN GROUP LACKS A VISION, MUCH LESS A STRATEGY,

 FOR THE FUTURE OF LIONSGATE

The Icahn Group has not articulated a vision as to how it would improve on the results the Lionsgate Board has achieved.  We believe that the Icahn Group’s dissident nominees, who lack a clear direction, are unlikely to continue Lionsgate’s recent success and, if elected, could impair the value of your investment in Lionsgate by deviating from the Board’s proven strategy to build value that has Lionsgate poised for continued future success.

VOTE FOR LIONSGATE’S NOMINEES

With Lionsgate poised for future success, now is not the time to make a change.

Do not risk the future of your Lionsgate investment.  Time is of the essence. Your Board urges you to please vote FOR Lionsgate’s director nominees on the WHITE proxy card today and to discard the Icahn Group’s proxy materials.

            Since time is short, vote the WHITE proxy card by phone or internet.

We have appreciated and look forward to your continued support.

Sincerely,

/s/ Jon Feltheimer                                                                      /s/ Michael Burns

Jon Feltheimer                                                                           Michael Burns

Co−Chairman and Chief Executive Officer                                 Vice Chairman

If you have any questions, require assistance in voting your shares, or need additional copies of Lionsgate’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

 105 Madison Avenue

New York, NY 10016

lionsgate@mackenziepartners.com

(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

Morgan Stanley & Co. Incorporated is serving as financial advisor to Lionsgate and Heenan Blaikie LLP is serving as legal advisor. Perella Weinberg Partners LP is serving as financial advisor to the Special Committee of the Lionsgate Board of Directors and Wachtell, Lipton, Rosen & Katz is serving as U.S. legal advisor and Goodmans LLP.

About Lionsgate

Lionsgate is the leading next generation studio with a strong and diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, channels, video-on-demand and digitally delivered content. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming through Debmar-Mercury and an array of channel assets.   Lionsgate currently has 15 shows on more than 10 networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as “Mad Men”, “Weeds” and “Nurse Jackie” along with new series such as “Blue Mountain State” and “Running Wilde” and the syndication successes “Tyler Perry’s House Of Payne”, its spinoff “Meet The Browns”, “The Wendy Williams Show” and the recently announced “Are We There Yet?”.

Its feature film business has generated such recent hits as THE EXPENDABLES, which was #1 at the North American box office for two weeks this past summer, THE LAST EXORCISM, TYLER PERRY’S WHY DID I GET MARRIED TOO?, KICK ASS and the critically-acclaimed PRECIOUS, which won two Academy Awards(R).   The Company’s home entertainment business has grown to more than 7% market share and is an industry leader in box office-to-DVD revenue conversion rate.  Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed a proxy statement with the Securities and Exchange Commission (the “SEC”) and Canadian securities regulators in connection with the annual meeting of shareholders and mailed such proxy statement to the shareholders of Lionsgate.  Lionsgate has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and a directors’ circular with Canadian securities regulators regarding the Icahn Group’s pending unsolicited tender offer. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY, AS THEY CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the proxy statement, the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the annual meeting or the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov, or on the Canadian Securities Administrator’s website at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s proxy statement filed with the SEC on November 19, 2010, its Annual Report on Form 10-K filed with the SEC on June 1, 2010, and its amendment to such Annual Report on Form 10-K/A filed with the SEC on July 29, 2010. To the extent that holders of Lionsgate securities have changed since the amounts printed in the amendment on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is also included in the proxy statement filed with the SEC on November 19, 2010 and mailed to the shareholders of Lionsgate, and may be included in other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K filed with the SEC on June 1, 2010, as amended in the Company's Quarterly Report on Form 10-Q filed with the SEC on November 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.

# # #

Contacts:

Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com

Joele Frank / Annabelle Rinehart
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449